Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
May 3, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002
GARDNER DENVER, INC. DECLARES QUARTERLY CASH DIVIDEND, ANNOUNCES
COMPLETION OF REDEMPTION OF ITS 8% SENIOR SUBORDINATED NOTES DUE 2013
WAYNE, PA May 3, 2011— Gardner Denver, Inc. (NYSE: GDI) announced today that its Board of Directors declared a quarterly dividend of $0.05 per share, payable on June 2, 2011, to stockholders of record as of May 17, 2011.
Gardner Denver also announced today that it has redeemed all $125,000,000 in aggregate principal amount of its outstanding 8% Senior Subordinated Notes due 2013 (the “Notes”). The Notes were redeemed on May 2, 2011 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of the redemption. The redemption was financed using available cash and borrowings under the Company’s existing revolving credit facility.
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to pay an annual cash dividend and the Company’s financial ability and sources to fund the dividend program. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Board’s expectation that dividends will continue to be paid on a quarterly basis assumes that the Company’s financial condition will permit the payment under Delaware law; that its operations will continue to generate sufficient cash flow to warrant the payment of a dividend and that market conditions and applicable laws and regulations make payment of a dividend appropriate. Any future dividend payments will depend upon the judgment of the Board, based upon the best interests of the Company, its stockholders and other constituents, and will be made only at the Board’s discretion. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2010. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
# # #